Exhibit 10.1

EXECUTION VERSION

FUNDING AGREEMENT

BY AND BETWEEN

KODIAK SCIENCES INC., KODIAK SCIENCES GMBH

AND

BAKER BROS. ADVISORS, LP

DATED AS OF DECEMBER 1, 2019

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Table of Contents

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FUNDING AGREEMENT

THIS FUNDING AGREEMENT, dated as of December 1st, 2019, (this “Agreement”), is made and entered into by and between BAKER BROS. ADVISORS, LP, a Delaware limited partnership on behalf of an Affiliate Assignee as permitted hereunder (the “Buyer”), and KODIAK SCIENCES INC., a Delaware corporation (“Kodiak Inc.”) together with its Subsidiary KODIAK SCIENCES GMBH, a Swiss corporation (“Kodiak GmbH”, and with Kodiak Inc., the “Sellers”).

W I T N E S E T H:

WHEREAS, the Buyer desires to acquire the Acquired Intangibles from the Sellers in exchange for payment of the Purchase Price, and the Sellers desire to sell the Acquired Intangibles to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Sellers and the Buyer hereby agree as follows:

ARTICLE 1

PURCHASE, SALE AND ASSIGNMENT OF THE ACQUIRED INTANGIBLES

Section 1.1    Purchase, Sale and Assignment. At the Closing and upon the terms and subject to the conditions of this Agreement, the Sellers shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, the Acquired Intangibles free and clear of all Liens.

Section 1.2    Purchase Price. Upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Sellers for the sale, transfer, assignment and conveyance of the Acquired Intangibles to the Buyer shall be an amount equal to an aggregate of Two Hundred and Twenty Five Million Dollars ($225,000,000), which shall be inclusive of any Seller Related Charge and shall be payable as set forth in Section 2.2 (the “Purchase Price”).

Section 1.3    No Assumed Obligations, Etc.. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Acquired Intangibles and is not assuming any liability or obligation of the Sellers of whatever nature, whether presently in existence or arising or asserted hereafter.

Section 1.4    Buy-Back Option. Sellers shall have the option, exercisable at any point during the Term, (the “Buy-Back Option”) to repurchase from the Buyer one hundred percent (100%) of the Acquired Intangibles that will become due (and, if applicable, is due) pursuant to Section 5.2(a) for a purchase price equal to the then-current Buy-Back Price, which shall be exclusive of any Seller Related Charge (but inclusive of any Buyer Related Charge). Sellers may exercise the Buy-Back Option by delivering to the Buyer at least three (3) days’ prior written notice thereof (the “Buy-Back Notice”), which notice shall be irrevocable. If Sellers exercises the Buy-Back Option, on the date specified in the Buy-Back Notice, Sellers shall, subject to any contingencies specified in the Buy-Back Notice, purchase from the Buyer all of Buyer’s rights, title and interest to the Acquired Intangibles for the Buy-Back Price. The payment of the Buy-Back Price shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by Buyer, to the account to which payments under the Royalties were transmitted or are to be transmitted pursuant to Section 5.2(a). Upon Buyer’s receipt of the Buy-Back Price, (a) all rights of Buyer under Section 5.2 shall immediately terminate; and (b) except as set forth in Section 8.4, this Agreement and all obligations of the parties hereunder shall automatically without any further action of the parties be deemed to be released and irrevocably terminated, as set forth in Section 8.3.

ARTICLE 2

CLOSING

Section 2.1    Closing. Subject to the satisfaction of the conditions set forth in ARTICLE 4, the Closing shall take place remotely via the exchange of documents and signatures on January 10, 2020, or at such other place, time and date as the parties hereto may mutually agree.

Section 2.2    Payment of Purchase Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of One Hundred Million Dollars ($100,000,000) of the Purchase Price to Kodiak GmbH by wire transfer of immediately available funds to one or more accounts specified by Kodiak GmbH (or such designee). The remainder of the Purchase Price (i.e. One Hundred and Twenty Five Million Dollars ($125,000,000)) (such amount, the “Second Payment”) shall be payable to Kodiak GmbH (or any Subsidiary or Affiliate of Kodiak GmbH designated by Kodiak GmbH in writing) upon the achievement of the Ongoing Development Criteria by wire transfer of immediately available funds to one or more accounts designated in writing by either Seller within ten (10) Business Days following the delivery by such Seller to Buyer notice thereof (the “Second Payment Date”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Sellers’ Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto, the Sellers represent and warrant to the Buyer, as applicable, that, as of the date hereof:

(a)    Existence; Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of (i) in the case of Kodiak Inc., Delaware, and (ii) in the case of Kodiak GmbH, Switzerland. Each Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of the Sellers and their Subsidiaries, taken as a whole.

(b)    Authorization. Each Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Sellers.

(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized officer of each Seller and constitutes the valid and binding obligation of the Sellers, enforceable against each Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)    No Conflicts. The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of either Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Sellers or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Sellers.

(e)    Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Sellers in connection with (i) the execution and delivery by the Sellers of this Agreement, (ii) the performance by the Sellers of their respective obligations under this Agreement or (iii) the consummation by the Sellers of any of the transactions contemplated by this Agreement.

(f)    No Litigation. None of the Sellers is a party to, or has received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of each Seller, no such action, suit, investigation or proceeding has been threatened against any of the Sellers, that, individually or in the aggregate, would, if determined adversely, reasonably be expected to prevent or adversely affect (i) the ability of any of the Sellers to enter into and to perform its obligations under this Agreement, (ii) any of the Sellers’ rights in or to a Product or the Intellectual Property Rights or (iii) after the Closing, the Buyer’s rights with respect to the Acquired Intangibles.

(g)    Compliance.

(i)    All applications, submissions, information and data related to the Product or any Related Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Sellers were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)    Neither Seller has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.

(h)    Licenses.

(i)    In-Licenses; No Other In-Licenses. There are no In-Licenses.

(ii)    Out-Licenses. There are no Out-Licenses.

(i)    Product Manufacturing. The Sellers have or have plans to obtain sufficient quantities of clinical grade Product to complete all Clinical Trials and all activities required for Marketing Approval of the Product, in each case that are ongoing or planned as of the date hereof.

(j)    No Liens; Title to Acquired Intangibles. As of the date hereof, none of the property or assets, in each case, that specifically relate to the Products, nor any of the Intellectual Property Rights, of the Sellers or any of its Subsidiaries is subject to any Lien, except for a Permitted Lien. Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Acquired Intangibles, free and clear of all Liens, except for any Permitted Liens.

(k)    Intellectual Property.

(i)    Schedule 3.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights. Except as set forth on Schedule 3.1(k)(i), the Sellers, collectively, are the sole and exclusive registered owners of all of the applicable Patent Rights as of the date hereof. Schedule 3.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers and the owner of the relevant Patent.

(ii)    Neither Seller is a party to any pending and, to the Knowledge of the Sellers, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Patent Rights or any of the Related Patent Rights.

(iii)    All of the issued patents within the Patent Rights or the Related Patent Rights are in full force and effect, and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Sellers, are not invalid nor unenforceable. Neither Seller has received, (A) any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Patent Rights or the Related Patent Rights, nor (B) any written notice alleging that an issued patent within any of the Patent Rights or any the Related Patent Rights is invalid or unenforceable.

(iv)    Neither Seller has received any written notice that there is any, and, to the Knowledge of the Sellers, there is no, Person who is or claims to be an inventor under any of the Patent Rights or any of the Related Patent Rights who is not a named inventor thereof.

(v)    Neither Seller has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Sellers in and to, or the patentability, validity or enforceability of, any of the Patent Right or any of the Related Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product or any Related Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi)    To the Knowledge of the Sellers, (A) the discovery, development and manufacture, of the Product and the Related Products have not infringed, misappropriated or otherwise violated any Patents or other intellectual property rights owned by any Third Party, and (B) except as disclosed in the Seller SEC Documents, the manufacture, importation, sale, offer for sale and use of the Product and the Related Products, in each case in the form the Product or the Related Products, as applicable, exist as of the date hereof and as such activity is currently contemplated to be performed by the Sellers as of the date hereof, will not infringe any valid issued Patents owned by any Third Party.

(vii)    To the Knowledge of the Sellers, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

(viii)    To the Knowledge of the Sellers, all maintenance fees, annuities and like payments required with respect to each of the Patent Rights and the Related Patent Rights have been paid.

(l)    Indebtedness. Schedule 3.1(l) of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of each Seller and any of the Subsidiaries.

(m)    Lien Related Representation and Warranties. Kodiak Inc.’s exact legal name is, “Kodiak Sciences Inc.” and Kodiak Inc. is incorporated under the laws of the Delaware. Kodiak GmbH’s exact legal name is, “Kodiak Sciences GmbH” and Kodiak GmbH. is incorporated under the laws of Switzerland.

(n)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(o)    Public Company Reporting Obligations. Kodiak Inc. has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by Kodiak Inc. with or to the SEC (all such registration statements, forms, reports, certifications and other documents (including those that the Seller may file or furnish after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents”). The Seller SEC Documents (i) were filed or furnished on a timely basis, (ii) at the time filed or furnished, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not at the time they are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading. Kodiak Inc.’s financial statements included within the Seller SEC Documents have been prepared in accordance with accounting principles generally accepted in the United States and such financial statements fairly present in all material respects the financial condition and operating results of Kodiak Inc. as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments and the absence of footnotes.

Section 3.2    Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date hereof:

(a)    Existence; Good Standing. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of its organization.

(b)    Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)    Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)    Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)    No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)    Financing. The Buyer has sufficient cash to pay the Purchase Price and to otherwise satisfy its obligations under this Agreement. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing. The funds for the Purchase Price originate from legal sources and the use of such funds does not violate any applicable laws of any relevant jurisdiction.

(h)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(i)    Access to Information. The Buyer acknowledges that it has (a) reviewed Seller’s documents and information relating to the Product and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Products, in each case, as it deemed necessary to make an informed decision to enter into this Agreement. The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transaction contemplated by this Agreement.

(j)    Investment. Buyer is making this acquisition “solely for the purpose of investment,” as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (including but not limited to 16 C.F.R. § 801.1(i)(1)); in particular, Buyer (including all of its subsidiaries and Affiliates) has no intention of participating in the formulation, determination, or direction of the basic business decisions of Seller.

Section 3.3    No Implied Representations and Warranties; Reservation of Rights. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in ARTICLE 3, (a) there are no representations or warranties of the Sellers either expressed or implied with respect to the Patent Rights, the Royalties or otherwise and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 3, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that the Sellers or any of their Affiliates will receive Marketing Approval and/or any other approvals necessary for the sale or Commercialization of any Product, that the Sellers will achieve any sales of the Products or that sales of the Products or the aggregate Royalties due to the Buyer will achieve any specific amount. Except for the Acquired Intangibles and Buyer’s rights under Section 5.5(c), the Buyer further acknowledges and agrees that no licenses, assignments, or other rights under any assets (including the Patent Rights or any other intellectual property) of any Seller and their Affiliates or rights related thereto are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 4

CONDITIONS TO CLOSING

Section 4.1    Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)    The Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of each Seller on the Closing Date certifying on behalf of the Sellers to the effect of the foregoing.

(b)    The Buyer shall have received (i) a valid, properly executed Internal Revenue Service Form W-9 from Kodiak Inc. certifying that Kodiak Inc. is exempt from U.S. “backup” withholding Tax and (ii) a valid, properly executed Internal Revenue Service Form W-8BEN-E (or other applicable W-8, with any necessary accompanying attachments) certifying that Kodiak GmbH is exempt from U.S. federal withholding Tax under a United States income Tax treaty with respect to royalties and other income.

(c)    The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of each such Seller executing this Agreement and (ii) the attached thereto copies of (A) each Seller’s certificate of incorporation, (B) bylaws, and (C) resolutions adopted by each Seller’s Board of Directors authorizing the execution and delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby and (D) a written resolution adopted by Kodiak Sciences Financing Corporation in its capacity as the sole quotaholder of Kodiak GmbH approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including any (joint and several) payment obligations of Kodiak GmbH hereunder.

(d)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Acquired Intangibles.

Section 4.2    Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)    The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Sellers shall have received a certificate executed by a duly authorized person of Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(b)    The Sellers shall have received, as applicable, either (i) a valid, properly executed Internal Revenue Service Form W-9 certifying that the Buyer is exempt from U.S. “backup” withholding Tax or (ii) a valid, properly executed Internal Revenue Service Form W-8BEN-E (or other applicable W-8, with any necessary accompanying attachments) certifying that the Buyer is exempt from U.S. federal withholding Tax under a United States income Tax treaty with respect to royalties and other income.

(c)    The Sellers shall have received a certificate of an authorized person of the Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

(d)    There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)    There shall not have been instituted or be pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Acquired Intangibles.

ARTICLE 5

COVENANTS

Section 5.1    Reporting. Sellers shall, subject to this Section 5.1, provide the Buyer: promptly following the end of the each calendar quarter of each calendar year, but in any event, in each case, no later than seventy (70) calendar days after the end of such calendar quarter, a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such calendar quarter, (a) the Intellectual Property Updates, (b) the Regulatory Updates, (c) the Clinical Updates, and (d) the Commercial Updates. The Sellers shall also provide the Buyer with such additional information regarding the updates included in each Quarterly Report as the Buyer may reasonably request from time to time. The Sellers shall prepare and maintain and shall cause their Affiliates and use commercially reasonably efforts to include in any Out-License a provision requiring any counterparty to any Out-License of the Sellers or the Sellers’ Affiliates to (i) prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report and (ii) to disclose such information to Seller to enable the disclosures of such information in each Quarterly Report, as contemplated herein. In addition, the Sellers shall provide the Buyer with a written or telephonic update within ten (10) calendar days following any material development with respect to any prior Clinical Update, Commercial Update, Intellectual Property Update or Regulatory Update. All Quarterly Reports, and the Confidential Information contained therein, shall be the Confidential Information of Sellers and subject to the obligations of confidentiality set forth in Article 7. The parties understand and agree that if Sellers are unable to obtain any of the foregoing information from any counterparty to any Out-License (despite using commercially reasonable efforts to include a provision in the relevant Out-License requiring the provision of the same), that Seller will not be obligated to provide such information unless and until Seller is in possession and control of such information, which would be required to be included by Sellers in the next to occur Quarterly Report, or, in the case of a material development, as soon as reasonably practicable. In addition, Seller my redact from any Quarterly Report and information, the redaction of which is reasonably required to comply with any obligations of confidentiality to any Third Party or to comply with applicable laws (including those related to patient information and privacy laws).

Section 5.2    Royalties; Royalty Reports.

(a)    From and after the First Commercial Sale of any Product or any Related Product and for the duration of the Term, Kodiak GmbH shall pay to the Buyer the Royalty, exclusive of any Seller Related Charge (but inclusive of any Buyer Related Charge, unless such Buyer Related Charge is levied as a result of an assignment by a Seller pursuant to Section 9.6, and would not have been levied but for such assignment, in which case the Royalty shall also be exclusive of any Buyer Related Charge), for such calendar quarter promptly, but in any event no later than (i) seventy (70) calendar days after the end of each of the first three calendar quarters in each calendar year and (ii) ninety (90) calendar days after the end of the last calendar quarter in each calendar year. A late fee of 4% over the Prime Rate will accrue on all unpaid amounts with respect to any Royalty from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b)    Simultaneously with the payment of each Royalty, the Sellers shall deliver a written report setting forth in reasonable detail, (i) the calculation of the Royalty payable to the Buyer for the prior calendar quarter identifying, on a country-by-country basis, the number of units of the Product or Related Product sold by or on behalf of the Sellers and their Subsidiaries and each counterparty to any Out-License, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Sellers’ method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States), and a break-down of all permitted deductions from gross sales used to determine Net Sales and the Royalty due to the Buyer and (ii) the cumulative year-to-date aggregate Net Sales for the Product or Related Product through the end of the prior calendar quarter (the “Royalty Report”). The Revenue Participation Report shall be in a form agreed by the parties and reasonable acceptable to Buyer and Sellers.

(c)    On a country-by-country and Product-by-Product or Related-Product-by-Related Product basis, if (i) with respect to a given Product, if all Patent Rights in such country have expired, lapsed or been rendered invalid or unenforceable, then the Net Sales of such Product in such country shall be reduced by 50% and the Royalty owed to the Buyer shall be calculated based upon such reduced amount; and (ii) with respect to a given Related Product, if all Related Patent Rights in such country have expired, lapsed or been rendered invalid or unenforceable, then the Net Sales of such Related Product in such country shall be reduced by 50% and the Royalty owed to the Buyer shall be calculated based upon such reduced amount.

Section 5.3    Disclosures; Public Announcement. The parties will agree on the substance of the initial press release to be made by the Sellers following the execution of this Agreement. After the issuance of such press release, neither party shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto, except, (i) to make subsequent public disclosures reiterating such information in the press release (or other information previously approved by the other party for such public release), so long as the information in such release or other public disclosure remains true, correct, and the most current information with respect to the subject matters set forth therein, (ii) to factually identify the Buyer (or its assignee) as the owner of the Royalty, (iii) to respond to questions in respect of the Buyer (or its assignee) using only the factual information disclosed in the initial press release (or other information previously approved by the other party for such purpose), and (iv) as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance); provided that, in any case of ((i)-(vi)), Sellers shall not use Buyer’s name primarily for promotional or marketing purposes without the prior written consent of the Buyer. For clarity, no review or consent of a party shall be required with respect to disclosures by either party of the Agreement and the transaction in such party’s reports filed with the SEC or to the extent such disclosure is consistent with disclosure otherwise previously approved or publicly filed or disclosed pursuant to this Section 5.3.

Section 5.4    Inspections and Audits of the Sellers. Following the receipt of any Marketing Approval for the Product, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Sellers to be made of the Sellers’ books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Royalties made under this Agreement. Upon the Buyer’s reasonable request not more than once in any calendar year while any Out-License remains in effect, the Sellers shall use commercially reasonable efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalties made under this Agreement. All of the expenses of any inspection or audit requested by the Buyer hereunder

(including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that Royalties previously paid were incorrect by an amount less than or equal to 5% of the Royalties actually paid or (ii) the Sellers, if the independent public accounting firm determines that Royalties previously paid were incorrect by an amount greater than 5% of the Royalties actually paid. The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of the Sellers or any such counterparty to any Out-License relating to a Product to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of Royalties or such confidential information otherwise would be included in a Royalty Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information of Sellers subject to ARTICLE 7 and the independent public accounting firm shall be considered a Representative of Buyer for purposes of ARTICLE 7. Absent manifest error, the audit of the independent public accounting firm will be final and non-appealable. Any payment owed by one party to another as a result of the audit shall be made within ten (10)  Business Days of receipt of the audit report.

Section 5.5     Intellectual Property Matters.

(a)    The Sellers shall provide to the Buyer a copy of any written notice received by either of the Sellers from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Sellers related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(b)    The Sellers shall promptly inform the Buyer in the event that any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Sellers) becomes aware of any actual infringement by a Third Party of any Patent Rights and shall provide to the Buyer copies of material correspondence sent or received by either Seller related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(c)    If either Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights in connection with the exploitation of any product, therapy or service that actually or prospectively competes with a Product or the market for such Product, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such Patent Rights or loss of sales of such Product, (i) such damages will be allocated first to the reimbursement of any expenses incurred by the Sellers in bringing such action (including reasonable attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any remaining amount of such damages will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted Licensees of such Patent Rights under any Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales of such Product for purposes of Royalties under this Agreement.

Section 5.6    Efforts to Complete Clinical Trials and Commercialize the Products.

(a)    The Sellers shall (directly or indirectly through an Affiliate or Permitted Licensee) use commercially reasonable efforts to initiate, enroll patients in and complete Clinical Trials for the Product in the following indications: (a) wet age-related macular degeneration (AMD), (b) diabetic macular edema (DME), and (c) retinal vein occlusion (including branch retinal vein occlusion (BRVO) and central retinal vein occlusion (CRVO)). The Sellers shall (directly or indirectly through an Affiliate or Permitted Licensee) thereafter use commercially reasonable efforts to seek Marketing Approval in each of the Major Markets for the Product in at least one indication for which development is planned as of the date hereof. Following the issuance of any Marketing Approval of the Product or of any Related Product in any Major Market, the Sellers (or its Affiliates or Permitted Licensees) shall use commercially reasonable efforts to Commercialize the Product or such Related Product in the indication(s) for which such Product or Related Product has received Marketing Approval in each such Major Market where it has received such Marketing Approval.

(b)    In the event either Seller undergoes a Change of Control, then for a period of at least 30 months following the consummation of such Change of Control, the Sellers shall devote (directly or indirectly) at least the equivalent level of financial and personnel resources to Product development and Product Commercialization efforts and activities as the levels of financial and personnel resources that were being dedicated by or on behalf of Sellers to Product development and Product Commercialization efforts immediately prior to the relevant Change of Control, as may be adjusted in light of the then-current stage of Product development, provided that this Section 5.6(b) shall cease to apply from and after the occurrence of a Product Failure.

Section 5.7    Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the Closing. Each of the Buyer and the Sellers agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the purchase and sale of the Acquired Intangibles.

Section 5.8    Further Assurances. After the Closing, the Sellers and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 5.9    In-Licenses. The Sellers shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Sellers or any Subsidiary, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License entered into by the Sellers or any Subsidiary. The Sellers shall comply in all material respects with their material obligations under any In-Licenses. Promptly, and in any event within seven (7) Business Days, after receipt of any written notice from a counterparty to any Material In-License or its Affiliates of an alleged material breach by Sellers under any Material In-License that (if not cured) would allow the termination of such Material In-License by the counterparty, the Sellers shall provide the Buyer notice and, if permitted under any applicable confidentiality obligations, a copy thereof. The Sellers shall use commercially reasonable efforts to cure any breaches by it under any Material In-License that (if not cured) would allow the termination of such Material In-License by the counterparty, and shall give written notice to the Buyer upon curing any such breach. The Sellers shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any Material In-License. The Sellers shall not terminate any Material In-License without providing the Buyer prior written notice. Promptly, and in any event within seven (7) Business Days following the Seller’s notice to a counterparty to any Material In-License of an alleged breach by such counterparty under any such In-License, the Sellers shall provide the Buyer written notice, and if permitted under any applicable confidentiality obligations, a copy thereof.

Section 5.10     Out-Licenses.

(a)    Subject to compliance with this Section 5.10, the Sellers may grant, at its sole discretion, licenses, covenants not to sue, or other similar rights to any Affiliate or Third Party (each, a “Permitted Licensee”) with respect to all or a portion of the Intellectual Property Rights or Related Patent Rights including to develop, manufacture, promote, market, use, sell, offer for sale or import any Product or Related Product in all or any portion of the world without the Buyer’s consent (any agreement granting any of the foregoing rights, a “Permitted License”).

(b)    The Sellers shall promptly (and in any event within seven (7) Business Days) provide the Buyer with (i) executed copies of each executed Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of an Out-License, which, in each case, may be redacted to remove any information not related to the Acquired Intangibles.

(c)    The Sellers shall use commercially reasonable efforts to include in all Out-Licenses provisions (i) permitting the Sellers to audit such counterparty on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Sellers set forth in Section 5.4 and (ii) requiring the counterparty to any Out-License to keep books and records in accordance with the requirements of the Sellers and its Affiliates set forth in Section 5.4, (iii) requiring the counterparty to any Out-License to provide the Sellers with notice of any infringement of the Patent Rights to enable the Sellers to fulfill their respective requirements under Section 5.5, (iv) requiring the counterparty to any Out-License to provide the requisite information regarding its Net Sales of any Product or Related Product to allow the calculation of such Net Sales in accordance with the definition of Net Sales contained in this Agreement; and (v) requiring the counterparty to any Out-License to keep books and records and deliver reports of any Net Sales of any Product or Related Product.

(d)    The Sellers shall provide the Buyer prompt written notice within seven (7) Business Days of any counterparty’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge of the Sellers” becomes aware, to the extent such material breach is directly related to the Buyer’s rights or Sellers’ obligations under this Agreement.

(e)    The Sellers shall provide the Buyer with written notice following the termination of any Out-License.

Section 5.11    Negative Pledge; Preservation of Assets. The Sellers shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the Product Assets, except for (a) the security interest granted to the Buyer under this Agreement, (b) Permitted Licenses to Permitted Licensees or (c) Permitted Liens. In connection with the incurrence of any Permitted Secured Indebtedness, at the request of the Sellers, the Buyer shall consider in good faith intercreditor arrangements as necessary or appropriate to facilitate the incurrence of such Indebtedness; provided that any such arrangements shall be satisfactory to the Buyer. For the avoidance of doubt, nothing herein shall restrict the Sellers or any of their Subsidiaries from incurring unsecured Indebtedness.

Section 5.12    Use of Proceeds. Substantially all of the amounts received by Sellers under this Agreement shall be used by Sellers and their Permitted Licensees solely for the research, development and Commercialization of the Products and Related Products.

Section 5.13    True Sale. It is the intent of the parties hereto that the sale, transfer, assignment and conveyance as contemplated by this Agreement shall constitute a sale of the Acquired Interests and neither Sellers nor Buyer intend the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from Buyer to Sellers or a pledge, a security interest, a financing transaction or a borrowing and accordingly, neither Sellers nor Buyer intend the transaction contemplated by this Agreement to be a partnership or joint venture among Buyer and Sellers nor among Buyer, for any purpose. Sellers will treat the sale, transfer, assignment and conveyance of the Acquired Intangibles as sales of “accounts” and “payment intangibles” in accordance with the UCC and Sellers each do hereby authorize Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) naming the Sellers as the sellers and Buyer as the buyer of the Acquired Intangibles as may be necessary to perfect such sale. For the purpose of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, this Agreement shall constitute a security agreement and, effective upon the Closing, Sellers each hereby grants a security interest in, to, and under, the Acquired Intangibles, and Sellers each hereby authorize Buyer to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests. Each Seller and Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Sellers to Buyer of all of Sellers’ rights, title and interests in and to the Acquired Intangibles under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against each Seller in any bankruptcy or insolvency proceeding relating to such Seller.

ARTICLE 6

INDEMNIFICATION

Section 6.1    General Indemnity. From and after the Closing:

(a)    the Sellers hereby agree jointly and severally to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Sellers provided in this Agreement (in each case, when made), and (ii) any breach of any covenants or agreements of the Sellers in this Agreement; and

(b)    the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers and their Affiliates and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of Buyer provided in this Agreement (in each case, when made), and (ii) of any breach of any covenants or agreements of the Buyer in this Agreement.

Section 6.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 6.3    Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under ARTICLE 7 or for claims for common law fraud, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 6) in or pursuant to this Agreement.

Section 6.4    Exclusive Remedy. Except as set forth in Section 9.13, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 6 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this ARTICLE 6.

ARTICLE 7

CONFIDENTIALITY

Section 7.1    Confidentiality. Except as provided in this ARTICLE 7, Section 5.3, and Section 9.6 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for seven (7) years thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)    was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)    is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)    is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 7.2    Authorized Disclosure.

(a)    Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)    prosecuting or defending litigation;

(ii)    complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)    complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)    for regulatory, Tax or customs purposes;

(v)    for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)    disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual, professional or other customary obligations of confidentiality and non-use at least as stringent as those imposed upon the parties pursuant to Section 7.1 prior to any such disclosure;

(vii)    upon the prior written consent of the party owning such Confidential Information (but solely to the extent of such consent);

(viii)    disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(ix)    in connection with an assignment permitted pursuant to Section 9.6.

(b)    Notwithstanding the foregoing, in the event the Disclosing Party is required to make a disclosure of the Receiving Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Receiving Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

(c)    Notwithstanding anything set forth in this Agreement, including Section 7.2, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by Buyer and its attorneys and auditors, without further disclosure to any other Representative of Buyer.

ARTICLE 8

TERMINATION

Section 8.1    Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Sellers.

Section 8.2    Automatic Termination. Unless earlier terminated pursuant to Section 8.1 or Section 8.3, this Agreement shall continue in full force and effect until sixty (60) days after such time as Kodiak GmbH is no longer obligated to pay any Royalties under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 8.3    Termination Upon Buy-Back Option. Upon Buyer’s receipt of the Buy-Back Price pursuant to Section 1.4, this Agreement shall automatically and without any further actions of the parties be deemed irrevocably terminated.

Section 8.4    Survival. Notwithstanding anything to the contrary in this ARTICLE 8, the following provisions shall survive termination of this Agreement: Section 5.3 (Disclosures), ARTICLE 6 (Indemnification), ARTICLE 7 (Confidentiality), Section 8.4 (Survival) and ARTICLE 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination. Notwithstanding anything in this Agreement, Section 9.16 (Relationship of the Parties), Section 9.17 (Withholding) and Section 9.18 (Tax Treatment) shall survive until thirty (30) days after the expiration of the applicable statute of limitations.

ARTICLE 9

MISCELLANEOUS

Section 9.1    Definitions. The following terms, as used herein, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For clarity, the Buyer shall not be considered an Affiliate of either Seller for the purpose of this Agreement.

“Agreement” is defined in the preamble.

“anti-VEGF” means a protein such as a monoclonal antibody that binds and inhibits the receptor binding site of biologically active isoforms of VEGF-A, including VEGF110, but not other proteins such as VEGF-C/D.

“Acquired Intangibles” means right to receive the Royalties for the term of this Agreement subject to the terms and conditions set forth herein; provided, for the avoidance of doubt, that the Acquired Intangibles do not represent any right, title or interest in the Intellectual Property Rights.

“Affiliate Assignee” is defined in Section 9.6.

“Bankruptcy Laws” means, collectively, in any jurisdiction, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buy-Back Notice” is defined in Section 1.4.

“Buy-Back Option” is defined in Section 1.4.

“Buy-Back Price” is the amount calculated in accordance with the following formula, as of the date of such determination:

Buy-Back Price = A x B - C

where:

A = the total amount of the Purchase Price paid by Buyer.

B = 4.5; provided that if the Buyer fails to make the Second Payment in breach of the terms of Section 2.2 then until the payment by Buyer of the Second Payment, B shall be 1.0.

C= the Total Net Payments paid to Buyer at such time.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Buyer Related Charge” means any sales, use, value-added, excise and other similar Taxes or duties (excluding withholding and income Taxes) levied under the laws of the jurisdiction in which the Buyer is established.

“Cap Amount” means, as of the date of such determination, an amount equal to four and one half times (4.5X) of the total amount of the Purchase Price paid by Buyer; provided that if the Buyer fails to make the Second Payment in breach of the terms of Section 2.2 then until the payment by Buyer of the Second Payment, the Cap Amount shall mean the Purchase Price paid by Buyer.

“Cap Date” means, the first date during the Term on which the Total Net Payments as of such date equals or exceeds the Cap Amount.

“Change of Control” means, with respect to a Seller: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Seller’s assets (other than any such sale or other disposition to a Subsidiary of a Seller); or (b) a merger or consolidation as a result of which the shareholders of such Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Seller’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Seller’s stock or the issuance, sale or exchange of stock of such Seller) if the shareholders of such Seller immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of such Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of such Seller’s or its successor’s board of directors.

“Clinical Trial” means a human clinical trial intended to support the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means a summary of any material updates with respect to the Clinical Trials including (a) the progress of each Clinical Trial for the Product or any Related Product (including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, and any material modifications to each such Clinical Trial, and any serious adverse events), and (b) Sellers’ then-existing plans to start new Clinical Trials. Copies of internal presentations or reports of summaries of such material information or developments, and copies of presentations or reports received by the Sellers from any Third Party, may constitute Clinical Updates.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Acquired Intangibles hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 2.1.

“Combination Product” is defined in the definition of Net Sales.

“Commercial Updates” means a summary of material updates with respect to the Sellers’ and their Affiliates’ and any Permitted Licensee’s sales and marketing activities and commercial manufacturing matters with respect to the Product or any Related Product. Copies of internal presentations or reports of summaries of such material information or developments, and copies of presentations or reports received by each Seller from any Third Party, may constitute Commercial Updates.

“Commercialization” means any and all activities directed to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the making, using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization.

“Confidential Information” is defined in Section 7.1.

“Disclosing Party” is defined in Section 7.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Sellers concurrently with the execution of this Agreement.

“Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any intellectual property right or license grant from the Sellers or any Permitted Licensees of the Sellers, to distribute (but not to market or promote) finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Product or a Related Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a party or its Affiliates to research, develop or manufacture any such Product or Related Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Product or Related Product in such country.

“EBITDA” means, as of any date of determination, for any applicable period determined on a consolidated basis in accordance with GAAP, consolidated net income (or loss), plus, without duplication and to the extent deducted in determining consolidated net income or loss, (a) interest expense net of interest income, (b) provision for income taxes and (c) depreciation, amortization and stock-based compensation and other similar non-cash expenses; provided that, to the extent included in EBITDA and without duplication, the following shall be excluded: (i) extraordinary gains and losses and unusual or non-recurring income or charges, (ii) currency translation gains and losses related to currency remeasurements of Indebtedness and (iii) fair value non-cash gains or losses of swaps, derivatives or similar arrangements.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Enrollment Achievement Threshold” means the first date upon which 50% of the patients (as determined in reference to the then-current clinical protocol approved by the relevant IRB) have been enrolled in each of (i) the planned Phase 3 Clinical Trial for branch retinal vein occlusion (BRVO) and (ii) the planned Phase 3 Clinical Trial for central retinal vein occlusion (CRVO).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means, with respect to a Product or Related Product, the first sale for use or consumption by the general public of such Product or Related Product, as applicable, in any country of the world after Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Incremental Secured Indebtedness” is defined in the definition of Permitted Secured Indebtedness.

“Incremental Secured Indebtedness Cap” means an amount equal Total Net Payments received by Buyer as of any date of determination.

“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“In-License” means any license, settlement agreement or other agreement between a Seller or any of its Affiliates and any Third Party pursuant to which a Seller or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is or was reasonably necessary for the manufacture, use or Commercialization of a Product.

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time and as they are owned or controlled by the Sellers or any Subsidiary or under which the Sellers or any Subsidiary may become empowered to grant licenses: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, used in the marketing and promotion of a Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as specifically related to a Product; (d) rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples, in each case, as specifically related to a Product; and (e) rights in all Know-How related to a Product that is reasonably necessary for the manufacture, use or Commercialization of such Product; (f) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as specifically related to a Product.

“Intellectual Property Updates” means any new Patents issued or filed, amended or supplemented, relating to the Product in any country, or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.

“IRB” means an institutional review board as described in 45 CFR Part 46, or the equivalent entity (such as an independent ethics committee) in any jurisdiction.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Knowledge of the Sellers” means the actual knowledge of John Borgeson, or Victor Perlroth.

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel; provided, however, that “Loss” shall not include any lost profits or revenue or consequential, punitive, special or incidental damages.

“Major EU Countries” means England, Spain, Germany, France and Italy.

“Major Market” means each of the United States and each country within the Major EU Countries.

“Marketing Approval” means any new drug application (NDA) or biologics license application (BLA) approved by the FDA, and any corresponding non-U.S. application, registration or certification in a Major Market, that is reasonably necessary to market a Product or Related Product, approved by the corresponding non-U.S. Regulatory Authority in such Major Market, including any reimbursement or pricing approvals commercially necessary to market a given Product or Related Product in such Major Market.

“Material In-License” means any In-License, the termination of which would reasonably be expected to have a material adverse effect on the prospective Net Sales of the Products or Related Products.

“Net Sales” means, with respect to any Product or any Related Product, the amount billed in arm’s-length transactions by Sellers, any Affiliate of the Sellers, or any Permitted Licensee (or such Permitted Licensee’s Affiliates) (each of the foregoing persons and entities, for purposes of this definition, shall be considered a “Related Party”), for sales of such Product or Related Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party):

(a)    reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of the Product or Related Product;

(b)    discounts (including cash discounts and quantity discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including, but not limited to, payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Product), in each case, as applied to sales of the Product or Related Product and actually given to customers;

(c)    reasonable and customary credits and allowances taken upon rejection, return or recall of the Product or Related Product;

(d)    reasonable and customary freight and insurance costs incurred with respect to the shipment of the Product or Related Product to customers, in each case if charged separately and invoiced to the customer;

(e)    customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of the Product or Related Product to the extent included in the gross amount invoiced;

(f)    Value Added Tax, and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that is allocable to sales of the Product or Related Product in accordance with the Related Party’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Product or Related Product to any Third Party, to the extent such Taxes are not paid by the Third Party; and

(g)    actual uncollectible debt amounts with respect to sales of the Product or Related Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP or IFRS.

Sale or transfer of a Product between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Product, (ii) sales to a Third Party Distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Permitted Licensee, (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product, (iv) if a Related Party receives in-kind consideration for the sale of the Product, then Net Sales shall be calculated as the fair market value of all other consideration received by a Related Party in respect of such Product or Related Product, whether such consideration is in cash, payment in kind, exchange or other form, as determined in good faith by the Sellers and (v) Net Sales shall exclude transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes.

With respect to sales of the Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of the Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Sellers’ or a Permitted Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Sellers’ or such Permitted Licensee’s annual financial statements in accordance with generally accepted accounting principles consistently applied. No amount for which deduction is permitted pursuant to this Section shall be deducted more than once.

If any Product or Related Product is sold in the form of a combination product (whether co-formulated or co-packaged) with another product or therapy that is not a Product or Related Product (each a “Combination Product”), then the Net Sales for any such Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product or Related Product, as applicable, that active contained in such Combination Product when sold separately in such country during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the active ingredients other than price of the Product or Related Product contained in such Combination Product sold separately in such country during such same accounting period. If the Product contained in such Combination Product is not sold separately in finished form in such country, the Sellers and the Buyer shall determine Net Sales for the Product by mutual agreement based on the relative contribution of the Product and each such other active ingredient in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

“Other Biology(ies)” is defined in the definition of Related Product.

“Ongoing Development Criteria” means, at the relevant time: (a) that no Product Failure has occurred, (b) there is no active or ongoing clinical hold placed by the FDA on any of (i) the planned Phase 3 Clinical Trial for the Product in branch retinal vein occlusion (BRVO) or (ii) the planned Phase 3 Clinical Trial for central retinal vein occlusion (CRVO), (c) to the Knowledge of Sellers, there is no information that has been submitted to FDA or that Sellers are obligated to submit to FDA concerning such Clinical Trials that are reasonably likely to result in a clinical hold being placed by FDA on such Clinical Trial(s), and (d) the Enrollment Achievement Threshold has been achieved.

“Out-License” means any license or other agreement between a Seller or any of its Affiliates and any Third Party (including any Permitted License with a Third Party) pursuant to which a Seller or any of its Affiliates grants to such Third Party a license or sublicense of, covenant not to sue under, or other similar rights under any Intellectual Property Right that is reasonably necessary for the manufacture, use or Commercialization of a Product in order for such Third Party to manufacture, use or Commercialize such Product; provided, however, that “Out-License” shall not include (a) any research licenses; (b) licenses to Distributors; (c) agreements granting non-exclusive rights to Intellectual Property Rights entered into in the ordinary course of business, including manufacturing agreements, material transfer agreements and consulting agreements, that, in all cases in this clause (c), do not grant any rights to market, distribute or sell a Product.

“Patent Rights” means any and all Patents that are owned or controlled by the Sellers or any Subsidiary or under which the Sellers or any Subsidiary are or may become empowered to grant licenses, the subject matter of which is necessary for the development, manufacture, use, marketing, promotion, sale or distribution of the Product.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted License” is defined in Section 5.10(a).

“Permitted Licensee” is defined in Section 5.10(a).

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) statutory Liens such as claims or Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as supplier’s, carriers’, warehousemen’s, distributors’, wholesaler’s, materialmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business which are (i) not delinquent and remain payable without penalty, (ii) subject to a right of set-off, or (iii) being contested in good faith and by appropriate proceedings; (c) Liens to secure Permitted Secured Indebtedness; (d) Liens on property existing at the time of acquisition of such property provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof; and (e) any interest or title of a Permitted Licensee under a Permitted License.

“Permitted Secured Indebtedness” means (a) any Indebtedness and other obligations under one or more revolving credit facility, the availability thereunder is based on eligible accounts receivables, inventory and/or equipment of the Seller and/or any of their Subsidiaries, in an aggregate principal amount not to exceed $200.0 million, (b) Indebtedness in a principal amount not to exceed $100.0 million and (c) any other Indebtedness not to exceed the Incremental Secured Indebtedness Cap (the “Incremental Secured Indebtedness”); provided that, in the case of Incremental Secured Indebtedness (i) the Secured Net Leverage Ratio shall not exceed 1.50:1.00 on a pro forma basis after giving effect to the incurrence of such additional amounts, (ii) the Buyer shall be equally and ratably secured upon such incurrence whereby the deemed principal amount of Buyer’s security shall be an amount equal to the Cap Amount less Total Net Payments received by the Buyer as of such date and (iii) the Buyer shall enter into intercreditor arrangements in form and substance satisfactory to the Buyer in connection with the incurrence of the Incremental Secured Indebtedness.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means (a) Sellers’ biologic anti-VEGF therapy built with Sellers’ proprietary antibody biopolymer conjugate platform, commonly known as KSI-301, which, as of the date hereof is being developed by Sellers in announced Clinical Trials for (i) wet age-related macular degeneration (AMD), (ii) diabetic macular edema (DME), (iii) retinal vein occlusion (including branch retinal vein occlusion (BRVO) and central retinal vein occlusion (CRVO)) and (iv) diabetic retinopathy (DR), and (b) any product or therapy not described in (a), the rights to which are owned or controlled by Sellers or any of its Subsidiaries that (i) is built with Sellers’ proprietary antibody biopolymer conjugate platform, and (ii) contains an anti-VEGF as its sole molecular or chemical biology.

“Product Assets” means the Sellers’ and their Subsidiaries’ rights, title and interests in the Product Rights owned, licensed or otherwise held by the Sellers or any of their Subsidiaries and any proceeds thereof, including all accounts receivable resulting from the sale, license or other disposition of Products by the Sellers or their Permitted Licensees; provided, however, that, upon a Change of Control of a Seller or any Subsidiaries, no Product Rights owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control or acquired after such Change of Control) as of immediately prior to the closing of such Change of Control (or in the case of an acquired Subsidiary, as of immediately prior to the closing of such acquisition) or any Patents claiming priority to any Patents included therein or other Intellectual Property Rights derived from Intellectual Property Rights included therein will be deemed “owned, licensed or otherwise held” for the purposes of this definition. Notwithstanding the foregoing, “Product Assets” shall not include cash or cash equivalents.

“Product Failure” means, with respect to the Product in each of (a) wet age-related macular degeneration (AMD), (b) diabetic macular edema (DME), and (c) retinal vein occlusion (including branch retinal vein occlusion (BRVO) and central retinal vein occlusion (CRVO)) that (i) either (A) Sellers or (B) at Buyer’s option and request, an independent third-party reasonably agreed upon between the Parties to review the Clinical Trials data and results, have made a reasonable and good faith determination that the Product presents a risk of death, a life-threatening condition, or such serious safety or health risks to patients such that, based on then-available data, Sellers cannot ethically and in good faith continue to administer the Product to patients; or (ii) any material adverse development, occurrence or event with respect to the clinical development of the Product, as a result of which Sellers, in consultation with Buyer, may reasonably make a good faith determination to cease continued development of the Product (for example, if one or more Products (A) fails as a result of the manufacturing thereof due to failure to achieve a purified yield required to commercialize the Product, or because a manufacturing process cannot be established according to GMP manufacturing guidelines to produce sufficient material for Commercialization; or (B) is otherwise not reasonably suited for the continuation of Clinical Trials (in the case of preclinical or clinical stage trials, toxicities that would trigger the stoppage of further development, e.g., as may be reported as adverse events, serious adverse events, or clinical laboratory abnormalities)), or (C) fails to meet its primary endpoint of any Clinical Trial.

“Product Royalty Rate” means four and one half percent (4.5%).

“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals with or from any Regulatory Authorities specifically related to the Products, (c) In-Licenses, and (d) Out-Licenses.

“Purchase Price” is defined in Section 1.2.

“Quarterly Report” is defined in Section 5.1.

“Receiving Party” is defined in Section 7.1.

“Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA or EMA, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact the Product or any Related Product with respect to any regulatory filings or submissions made to the FDA and EMA (or, to the extent the EMA is not applicable, the Regulatory Authority for any Major EU Country).

“Related Party” is defined in the definition of Net Sales.

“Related Patent Rights” means any and all Patents that are owned or controlled by the Sellers or any Subsidiary or under which the Seller or any Subsidiary is or may become empowered to grant licenses, the subject matter of which is necessary for the development, manufacture, use, marketing, promotion, sale or distribution of any Related Product.

“Related Product” means any product or therapy the rights to which are owned or controlled by Sellers or any of its Subsidiaries (a) where at least one component of the product or therapy is built with Sellers’ proprietary antibody biopolymer conjugate platform, (b) the product or therapy contains (i) an anti-VEGF biology and (ii) at least one additional molecular or chemical biology(ies) (any such other biology, an “Other Biology(ies)”), and (c) is being progressed in an indication or patient population in which Sellers have obligations to develop the Product pursuant to Section 5.6(a), or for which the Product has otherwise received Marketing Approval.    For clarity, (i) a molecule or protein that binds and inhibits the receptor binding site of biologically active isoforms of VEGF-C/D would be considered an “Other Biology(ies)” in a given product or therapy, and not an anti-VEGF biology in such product or therapy, and (ii) any two ligands in a given Related Product that share the same binding site shall (collectively) be considered a single “Other Biology(ies)” in such Related Product.

“Related Product Royalty Rate” means with respect to a given Related Product, the percentage equal to (1 / (n+1)) x 4.5%, where “n” is equal to the number of Other Biology(ies) in such Related Product.

By way of example, if a Related Product is comprised of a dual inhibitor biconjugate consisting of an anti-VEGF Trap and an anti-IL-6 Antibody Fusion (TAF), then the sole “Other Biology(ies)” in such Related Product would be the anti-IL-6 Antibody Fusion (TAF), and the Related Product Royalty Rate for such Related Product would be equal to 2.25%, based on the following calculation: (1 / (1+1)) x 4.5%.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Royalty” means for each calendar quarter during the Term until Cap Date, an amount payable to the Buyer equal to the sum of:

(a) the product of Net Sales of the Products during such calendar quarter in each country multiplied by the Product Royalty Rate; and

(b) the product of Net Sales of the Related Products during such calendar quarter in each country multiplied by the Related Product Royalty Rate;

provided that the aggregate Royalties pursuant to this Agreement shall not exceed the Cap Amount. For clarity, following the Cap Date the Sellers are no longer obligated to pay any Royalties under this Agreement.

“Royalty Report” is defined in Section 5.2(b).

“SEC” means the Securities and Exchange Commission.

“Second Payment” is defined in Section 2.2.

“Second Payment Date” is defined in Section 2.2.

“Secured Net Leverage Ratio” means, as at any date of determination, the ratio of (i) Indebtedness secured by Product Assets, net of cash and cash equivalents, to (ii) EBITDA for the most recently completed four consecutive fiscal quarters ending on or prior to such date for which financial statements are available.

“Sellers” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 6.1(b).

“Seller Related Charge” means any sales, use, value-added, excise and other similar Taxes or duties (excluding withholding and income Taxes) levied other than under the laws of the jurisdiction in which the Buyer is established.

“Seller SEC Documents” is defined in Section 3.1(o).

“Subsidiary” means with respect to Kodiak Inc. any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Kodiak Inc. directly or indirectly through one or more intermediaries. For purposes hereof, Kodiak Inc. shall be deemed to control a partnership, limited liability company, association or other business entity if Kodiak Inc., directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any present or future U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Term” means the period commencing on the date hereof, and ending upon termination of this Agreement pursuant to Article 8.

“Third Party” means any Person that is not a Seller or an Affiliate of a Seller.

“Total Net Payments” means as of any date of determination:

(a) the aggregate amount of all payments remitted to, or otherwise received by, Buyer pursuant to this Agreement as of such date (including any payments made pursuant to Section 5.5(c)), less

(b) all overpayments of Royalties or payments under Section 5.5(c) under this Agreement required to be, and actually, reimbursed by the Buyer to the Seller pursuant to Section 5.4 but only to the extent that such overpayments have been included in the calculation of the under the immediately preceding clause (a).

“Value Added Tax” means any sales, use, value-added, excise and other similar Taxes (excluding withholding and income Taxes).

Section 9.2    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)    “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)    “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)    “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)    references to a Person are also to its permitted successors and assigns;

(e)    definitions are applicable to the singular as well as the plural forms of such terms;

(f)    references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)    references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Section 9.3    Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 9.4    Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.4:

If to the Sellers, to:

Kodiak Sciences Inc.

2631 Hanover Street

Palo Alto, California 94304

Attn: John A. Borgeson

Email: jborgeson@kodiak.com

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Attn: Marya Postner

Email: mpostner@cooley.com

If to the Buyer, to it at:

Baker Bros. Advisors, LP

860 Washington Street, 3rd Floor

New York, New York 10014

Attn: President

Email: Slessing@bbinvestments.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attn: Douglas A. Rappaport

Email: drappaport@akingump.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 9.5    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 9.6    Assignment. Neither Seller may assign this Agreement, any of its rights or obligations hereunder or any Product Rights, without the Buyer’s prior written consent, except to an Affiliate or Third Party (including without limitation a collaborator, licensee or joint venture partner) in connection with the sale, license or transfer of all or substantially all of the Seller’s business or assets related to all Products (including this Agreement and the Product Rights), whether by merger, sale of assets, license, reorganization or otherwise; provided that, in each case upon closing of any such transaction, the applicable Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of such Seller to the Buyer under this Agreement (including if applicable, Section 5.6(b)); provided that, for the avoidance of doubt, nothing in this Section 9.6 shall restrict the Sellers from licensing any Product Rights pursuant to a Permitted License, from transferring the Marketing Approvals for any jurisdiction to a Licensee in connection with a Permitted License covering such jurisdiction or incurring any Liens permitted pursuant to Section 5.11. Buyer may assign all or a portion of this Agreement or any rights to the Acquired Intangibles to any Person, including to any Third Party or to one or more of its Affiliates (each, an “Affiliate Assignee”), provided that (1) prior to the First Commercial Sale, any such assignment, other than an assignment to an Affiliate Assignee, shall require the consent of the Sellers, not to be unreasonably withheld, conditioned or delayed, (2) no such assignment shall be permitted to a Person that is primarily engaged in the development and Commercialization of pharmaceutical products or otherwise is not a financial investor, (3) such assignment shall not result in any material adverse Tax consequences to the Sellers that would not have existed but for such assignment as determined by Sellers in good faith and evidenced by an opinion or written advice from nationally recognized tax counsel or a Big 4 accounting firm which shall be provided to Buyer upon request (provided, however, that this clause (3) shall not prevent any assignment to an Affiliate Assignee (i) organized or formed in the United States, or (ii) tax resident in a jurisdiction with a comprehensive double tax treaty with the United States in effect as of the date of the assignment that is eligible for the benefits of such double tax treaty), and, provided, further, that this clause (3) shall not prevent any assignment by Buyer (other than an assignment to an Affiliate Assignee pursuant to the immediately preceding proviso) provided that Buyer or its assignee agrees to indemnify any incremental tax drag that arises for the Seller solely as a result of such assignment as evidenced by such opinion or written advice (and the parties shall determine in good faith the creditworthiness of such indemnity, including, without limitation, the possibility of holding in escrow payments otherwise due to Buyer or its assignee, or escrowing a reasonable amount determined by the parties in good faith), and (4) any such assignee agrees to assume all of the obligations of Buyer to the Sellers hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.6 shall be null and void. The parties hereto acknowledge and agree that the Buyer intends to assign this Agreement to an Affiliate Assignee prior to Closing.

Section 9.7    Amendment and Waiver.

(a)    This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)    No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.8    Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 9.9    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Section 9.10    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 9.11    Jurisdiction; Venue.

(a)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.4 HEREOF.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.12    Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 9.13    Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.

Section 9.14    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 9.15    Guarantee. Kodiak Inc. irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the complete and timely performance of, and compliance with, all of the terms, covenants, conditions and provisions that are to be performed and complied with by the Kodiak GmbH under this Agreement. Kodiak Inc. hereby acknowledges and agrees that Buyer may proceed directly against Kodiak Inc. in the event of non-performance by Kodiak GmbH. Kodiak Inc. is jointly and severally liable with Kodiak GmbH for the performance of, and compliance with, the terms, covenants, conditions and provisions to be performed and complied with by the Purchaser under this Agreement. Kodiak Inc. will pay and perform its liabilities and obligations under this Section 9.15 as soon as reasonably possible after valid demand for any payment or performance is made in writing to it. Kodiak Inc. hereby unconditionally and irrevocably waives for the benefit of the Buyer any defenses to enforcement it may have (now or in the future) by reason of any circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of its obligations under this Section 9.15 (except that Kodiak Inc. may assert the defense of payment in full of the obligations guaranteed by it hereunder).

Section 9.16    Relationship of the Parties. The relationship between the Buyer and the Sellers is solely that of purchaser and seller, and neither the Buyer nor any of the Sellers has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Sellers as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Sellers agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 9.17    Withholding.

(a)    Notwithstanding anything herein to the contrary, payments made or to be made to the Buyer or its assignees hereunder will be made free and clear of and without deduction for any and all Taxes, provided that the Sellers shall be entitled to deduct and withhold from the payments otherwise required pursuant to this Agreement any such Taxes as the Sellers may be required to deduct and withhold with respect to any such payments under applicable law (it being understood that, solely with respect to U.S. federal withholding Tax, Sellers shall not make any such deduction or withholding if Sellers have received, as applicable, either (i) a valid, properly executed Internal Revenue Service Form W-9 certifying that the Buyer or the relevant assignee, as applicable, is exempt from U.S. “backup” withholding Tax or (ii) a valid, properly executed Internal Revenue Service Form W-8BEN-E (or other applicable W-8, with any necessary accompanying attachments) certifying that the Buyer or the relevant assignee, as applicable, is exempt from U.S. federal withholding Tax under a United States income Tax treaty with respect to royalties and other income). If the Sellers are required by applicable law to deduct and withhold any Taxes from any such payment, then the sum payable by the Sellers shall be increased as necessary so that after deduction or withholding has been made for any such Tax (other than any Tax that is imposed on or measured by net income), the applicable recipient receive an amount equal to the sum it would have received had no such deduction or withholding been made (including such deduction or withholding applicable to such additional amount payable), and the Sellers shall indemnify and hold harmless the applicable recipient against any such Taxes (or any Taxes imposed or asserted on, or attributable to, amounts payable hereunder, other than any such Tax that is imposed on or measured by net income) and any reasonable expenses arising therefrom or with respect thereto. Notwithstanding the foregoing, the increase of the sum payable and the indemnification obligation described in the immediately preceding sentence shall not be required: (i) with respect to any non-Swiss withholding Tax (except to the extent such non-Swiss withholding Tax (A) is imposed as a result of an assignment by a Seller pursuant to Section 9.6, and would not have been imposed but for such assignment and (B) could not be avoided by the Buyer’s or an assignee of Buyer’s provision of applicable tax forms to Seller to the extent reasonably necessary under applicable law) or (ii) with respect to payments to any permitted assignee of Buyer pursuant to Section 9.6, to the extent relating to Taxes imposed on such permitted assignee pursuant to a law in effect on the date such permitted assignee acquired its interest in this Agreement, to the extent such Taxes exceed the Taxes that would have been imposed on Buyer pursuant to applicable law in effect on the date of such assignment (and, for the avoidance of doubt, the increase of the sum payable and the indemnification obligation shall remain required to the extent such Taxes imposed on such permitted assignee do not exceed the Taxes that would have been imposed on Buyer). Notwithstanding anything in this Section 9.17(a), an increase of the sum payable and the indemnification obligation shall also be required in case of any assignment by a Seller pursuant to Section 9.6 that gives rise to any tax that is imposed on a gross basis in lieu of a withholding tax that would not have been imposed but for such assignment.

(b)    The Buyer hereby agrees to cooperate in good faith with the Sellers to mitigate the amount of any of such Taxes which Sellers bear pursuant to this Section 9.17, provided, however, that the Buyer shall determine in its sole discretion whether, or the extent to which, its investors shall be involved or be required to be involved in connection with the foregoing.

(c)    Notwithstanding anything herein to the contrary, (i) the parties hereunder shall make all payments required to be made pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing from time to time by the other party, and (ii) any such payments made by the Buyer shall be made (A) solely with respect to any non-Swiss Taxes that are not U.S. federal withholding taxes and except in case of any assignment by a Seller pursuant to Section 9.6, without set-off, reduction or deduction, or withholding for or on account of such non-Swiss Taxes and (B) so long as the Sellers have provided to the Buyer a valid, properly executed Internal Revenue Service Form W-9 and W-8BEN-E or other applicable form described in Section 4.1(b), without set-off, reduction or deduction, or withholding for or on account of any U.S. federal withholding taxes.

Section 9.18    Tax Treatment. The Buyer and Sellers agree that, for U.S. federal and Swiss income tax purposes, (a) payments received by the Sellers under this Agreement are for the acquisition or license of an interest in Intellectual Property Rights and/or funding the research services that will benefit both the Buyer and the Sellers, and (b) payments received by the Buyer under this Agreement are for the use of Intellectual Property Rights acquired and developed under this Agreement. To that end, the Buyer and Sellers acknowledge that Sellers may allocate all or a portion of the payments received under this Agreement to prepaid royalties and/or prepaid services (but not to any securities of the Sellers or rights to subscribe therein that Buyer may obtain), and the Buyer will allocate its payments received to the Intellectual Property Rights. The Buyer and Sellers agree that, if either determines in good faith that any provision hereunder is inconsistent with such treatment, the Buyer and Sellers shall substitute, by mutual consent, provisions consistent with such intended tax treatment for such inconsistent provision, and such provisions shall be effective as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

KODIAK SCIENCES INC.

By:	/s/ Victor Perlroth

Name:	Victor Perlroth

Title:	Chief Executive Officer

SELLER

KODIAK SCIENCES GMBH

By:	/s/ Victor Perlroth

Name:	Victor Perlroth

Title:	Chairman

BUYER

BAKER BROS. ADVISORS, LP

By:	/s/ Scott Lessing

Name:	Scott Lessing

Title:	President

[SIGNATURE PAGE TO FUNDING AGREEMENT]